EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


               CENDANT CORPORATION TERMINATES AGREEMENT TO ACQUIRE
                          PROVIDIAN INSURANCE COMPANIES



PARSIPPANY, NJ, October 5, 1998 -- Cendant Corporation (NYSE:CD) today announced it has terminated its agreement to acquire Providian Auto and Home Insurance Company and its subsidiaries from an Aegon N.V. subsidiary. The termination date in Cendant's agreement to acquire the Providian companies had previously passed on September 30, 1998. Cendant noted that several representations and covenants in the acquisition agreement had not been fulfilled and the conditions to closing had not been met. Cendant stated that it did not pursue an extension of the termination date of the agreement because the Providian companies no longer met Cendant's acquisition criteria.

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. The Company operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company, the UK's largest private car park operator, and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in Parsippany, NJ, the company has more than 40,000 employees and operates in over 100 countries.



Media Contact:                                       Investor Contact:
Elliot Bloom                                         Dennis L. Gillen
VP, Corporate Communications                         VP, Investor Relations
973-496-8414                                         973-496-7303